Exhibit 99.1

BioTime ReportS FIRST Quarter 2019 Financial Results AND PROVIDES

BUSINESS UPDATE

●	Positive OpRegen® Data Presented at Association for Research in Vision and Ophthalmology Annual Meeting
●	Announced Issuance of New Patent for Method of Reducing Cavitation in Patients with Acute Spinal Cord Injury
●	Entered Into Exclusive Collaboration with Orbit Biomedical Ltd.

ALAMEDA, CA – May 9, 2019 - BioTime, Inc. (NYSE American and TASE: BTX), a clinical-stage biotechnology company developing cellular therapies for unmet medical needs, reported financial and operating results for the first quarter ended March 31, 2019. BioTime management will host a conference call and webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to discuss its first quarter 2019 financial results and to provide a business update.

“We have been transforming BioTime into what we believe is one of the foremost cell therapy companies, with a pipeline which now consists of three innovative and promising clinical-stage product candidates, each with the potential to significantly and positively impact serious diseases or degenerative conditions,” stated Brian M. Culley, Chief Executive Officer of BioTime. “We will remain focused on progressing our clinical programs in a thoughtful and cost-effective manner throughout 2019. As of March 31, 2019, the value of our cash, marketable securities, equity positions in our affiliate companies, and the balance of the promissory note due to us in August 2020 was more than $100 million, and we believe we are well-positioned to advance our programs. Our goal is to build awareness and support for our reinvigorated and repositioned company with the investment, medical, and patient communities, and advance our objective of bringing cell therapies to patients who can most benefit from their extraordinary potential.”

Recent Highlights

●	Presented positive results from the Company’s ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-age-related macular degeneration (AMD) with geographic atrophy (GA), at the 2019 Association for Research in Vision and Ophthalmology Annual Meeting. Data from the study demonstrate that treatment with OpRegen continues to be well tolerated and in some patients, signs of structural improvement in the treated areas of the retina have been observed. Of note, early data from Cohort 4 patients with earlier-stage dry-AMD and smaller areas of GA remain encouraging, with indications of the continued presence of the transplanted OpRegen cells and improvements in visual acuity.

●	Presented SCiStar Clinical Study Top-Line Results at the 26th Annual American Society for Neural Therapy and Repair Annual Conference. The primary goals of the SCiStar Clinical Study, which were to observe the safety of OPC1 in cervical spinal cord injury patients and other important metrics related to the optimal timing of OPC1 injection, the tolerability of the immunosuppression regimen, the engraftment of OPC1 cells, and rates of motor recovery observed among different study subpopulations, were all achieved.

●	Announced the issuance of a patent from the United States Patent and Trademark Office for a method of reducing spinal cord injury (SCI)-induced parenchymal cavitation in patients who suffered an acute SCI. The issued patent would have a term that expires no earlier than 2036.

●	Announced exclusive agreement with Orbit Biomedical Ltd. (Orbit) under which BioTime and Orbit will collaborate on the use of Orbit’s proprietary U.S. Food and Drug Administration 510(k) approved injection technology to enhance the sub-retinal delivery of OpRegen RPE cells for the treatment of dry-AMD in BioTime’s ongoing Phase I/IIa clinical study.

●	The ongoing transfer of assets acquired in the Asterias merger to BioTime’s existing GMP manufacturing facility in Jerusalem in preparation for the hand off of Asterias’s Fremont facility to Novo Nordisk in the third quarter of 2019. These actions are expected to lead to significant cost savings via headcount and facility reductions, as well as support BioTime’s innovative and diversified clinical-stage pipeline.

●	BioTime affiliate OncoCyte Corporation (NYSE American: OCX) recently reported successful completion of its Analytical Validation study and the commencement of a CLIA Validation study of DetermaVu™, its non-invasive liquid biopsy test intended to facilitate clinical decision making in lung cancer diagnosis. BioTime owns approximately 28% of OncoCyte’s common stock, or 14.7 million shares, as of May 8, 2019. As of that same date, the value of BioTime’s OncoCyte share position was approximately $65.7 million, based on the closing price of OncoCyte’s common stock on that date.

Plans for 2019

●	Pursuant to an exclusive collaboration with Orbit, initiate dosing of the first patient with the Orbit device and a new thaw and inject formulation in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD, anticipated in the second quarter of 2019.

●	Announce decision on BioTime’s CE Mark application for Renevia, an investigational medical device being developed as an alternative for whole adipose tissue transfer procedures, now expected in the second quarter of 2019.

●	Continue advancement of the OPC1 program and meet with the U.S. Food and Drug Administration (FDA) to discuss plans for next steps in the clinical development of the program, anticipated by year end 2019.

●	Strengthen and expand existing partnerships with the California Institute for Regenerative Medicine and Cancer Research UK for the ongoing support of the development of the OPC1 and VAC2 programs.

●	Complete patient enrollment in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD, anticipated by year end 2019.

●	Evaluate the development of OPC1 as a candidate for the potential treatment of multiple sclerosis (MS) and ischemic stroke through ongoing research collaborations with major universities.

●	Increase presence and engagement within the patient, physician, and advocacy communities.

Balance Sheet Highlights

Cash, cash equivalents and marketable securities totaled $27.1 million as of March 31, 2019.

BioTime’s investment in OncoCyte was valued at $58.0 million as of March 31, 2019 and at $65.7 million as of May 8, 2019, under the equity method of accounting, and based on the closing stock price of OncoCyte as of such dates.

Intangible assets, net increased during the first quarter of 2019 due to the Asterias merger and the acquisition of OPC1 (fair value of $31.7 million) and VAC2 (fair value of $14.8 million).

BioTime’s promissory note due from Juvenescence Limited had an outstanding balance (principal plus accrued interest) of $22.5 million as of March 31, 2019. Unless earlier converted into Juvenescence common shares, the promissory note is payable in cash, plus accrued interest at 7% per year, at maturity in August 2020. If Juvenescence completes an initial public offering (IPO) resulting in gross proceeds of not less than $50.0 million, the promissory note automatically converts into the Juvenescence securities issued in the IPO based on the per-share price to the public in the IPO, subject to an upward adjustment in the number of shares that would be issued to BioTime upon such conversion if the 20-day volume-weighted average trading price of one share of common stock of AgeX Therapeutics, Inc. (AgeX) before the IPO is priced above $3.00. If the promissory note is converted, the Juvenescence ordinary shares will be a marketable security that BioTime may use to supplement its liquidity, as needed and as market conditions allow.

First Quarter Operating Results

Revenues: BioTime’s revenue is generated primarily from research grants, licensing fees and royalties. Total revenues for the three months ended March 31, 2019 were $0.9 million, an increase of $0.2 million, compared to $0.7 million for the same period in 2018. The increase was primarily related to a $0.4 million increase in grant revenues, offset by a $0.2 million decrease in subscriptions and advertisement revenues attributable to the deconsolidation of AgeX. AgeX was deconsolidated from BioTime on August 30, 2018, and beginning on that date, AgeX’s revenues are not included in BioTime revenues.

Operating Expenses: Operating expenses are comprised of research and development (“R&D”) expenses and general and administrative (“G&A”) expenses. Total operating expenses for the three months ended March 31, 2019 were $13.6 million, as reported, and $7.9 million, as adjusted. AgeX was deconsolidated from BioTime on August 30, 2018, and beginning on that date, AgeX’s operating expenses are not included in BioTime’s operating expenses.

As adjusted operating expenses is a non-generally accepted accounting principles (non-GAAP) financial measure. The reconciliation between operating expenses determined in accordance with GAAP and non-GAAP operating expenses, by entity, is provided in the financial tables included at the end of this press release.

R&D Expenses: Beginning on August 30, 2018, BioTime ceased recognizing R&D expenses related to AgeX and its programs due to the AgeX deconsolidation on that date.

R&D expenses for the three months ended March 31, 2019 were $5.0 million, a decrease of $0.9 million, compared to $5.9 million for the same period in 2018. The decrease was primarily related to a $1.6 million decrease from the AgeX deconsolidation and the absence of AgeX R&D expenses incurred after August 30, 2018, offset by a net increase of $0.6 million in BioTime programs primarily related to: (1) an increase of $0.8 million in OpRegen related expenses, (2) an increase of $0.6 million in OPC1 and VAC2 expenses (these programs were acquired in the Asterias merger) offset by (3) decreases of $0.8 million in Renevia and HyStem related expenses.

G&A Expenses: Beginning on August 30, 2018, BioTime ceased recognizing G&A expenses related to AgeX and its subsidiaries due to the AgeX deconsolidation on that date.

G&A expenses for the three months ended March 31, 2019 were $8.7 million, an increase of $2.7 million, compared to $6.0 million for the same period in 2018. The increase was primarily attributable to a $3.5 million increase in severance, legal, accounting and other expenses related to the Asterias merger and a $0.5 million increase in stock-based compensation, offset by a $1.3 million decrease in AgeX related G&A expenses.

Other Income/(Expenses), Net: Other income/(expenses), net for the three months ended March 31, 2019 reflected other income, net of $47.7 million, compared to other expense, net of ($51.5) million for the same period in 2018. The variance was primarily related to changes in the value of equity investments in OncoCyte and Asterias for the applicable periods.

Net income/(loss) attributable to BioTime: The net income/(loss) attributable to BioTime for the three months ended March 31, 2019 was net income of $39.3 million, or $0.30 per share (basic and diluted), compared to a net loss attributable to BioTime of ($63.5) million, or ($0.50) per share (basic and diluted), for the same period in 2018.

Conference Call and Webcast

BioTime will host a conference call and webcast today, at 1:30pm PT/4:30pm ET to discuss its first quarter 2019 financial results and to provide a business update. Interested parties may access the conference call by dialing (866) 888-8633 from the U.S. and Canada and (636) 812-6629 from outside the U.S. and Canada and should request the “BioTime Inc. Call”. A live webcast of the conference call will be available online in the Investors section of BioTime’s website. A replay of the webcast will be available on BioTime’s website for 30 days and a telephone replay will be available through May 16th, 2019, by dialing (855) 859-2056 from the U.S. and Canada and (404) 537-3406 from outside the U.S. and Canada and entering conference ID number 9155549.

About BioTime, Inc.

BioTime is a clinical-stage biotechnology company developing new cellular therapies for unmet medical needs. BioTime’s programs are based on its proprietary cell-based therapy platform and associated development and manufacturing capabilities. With this platform BioTime develops and manufactures specialized, terminally-differentiated human cells from its pluripotent and progenitor cell starting materials. These differentiated cells are developed either to replace or support cells that are dysfunctional or absent due to degenerative disease or traumatic injury, or administered as a means of helping the body mount an effective immune response to cancer. BioTime’s clinical assets include (i) OpRegen®, a retinal pigment epithelium transplant therapy in Phase I/IIa development for the treatment of dry age-related macular degeneration, the leading cause of blindness in the developed world; (ii) OPC1, an oligodendrocyte progenitor cell therapy in Phase I/IIa development for the treatment of acute spinal cord injuries; and (iii) VAC2, an allogeneic cancer immunotherapy of antigen-presenting dendritic cells currently in Phase I development for the treatment of non-small cell lung cancer. For more information, please visit www.biotimeinc.com.

Forward-Looking Statements

BioTime cautions you that all statements, other than statements of historical facts, contained in this press release, are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” project,” “target,” “tend to,” or the negative version of these words and similar expressions. Such statements include, but are not limited to, statements relating to: the potential of BioTime’s cell therapy product candidates to significantly and positively impact serious diseases or degenerative conditions; BioTime’s ability to advance its clinical programs; the cost reductions and benefits expected to result from the ongoing transfer of assets acquired in the Asterias merger to BioTime’s existing GMP manufacturing facility in Jerusalem in preparation for the hand off of Asterias’s Fremont facility to Novo Nordisk in the third quarter of 2019; BioTime’s plans to use Orbit’s proprietary injection technology and device to initiate dosing of the first patient in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD and the timing thereof; the timing of an announcement of the decision on BioTime’s CE Mark application for Renevia; BioTime’s ability to advance its product candidates and the timing thereof; BioTime’s ability to strengthen and expand its partnerships for the ongoing support of the development of the OPC1 and VAC2 programs and the timing thereof; the completion of patient enrollment in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD and the timing thereof; BioTime’s ability to evaluate the development of OPC1 as a candidate for the potential treatment of MS and ischemic stroke through ongoing research collaborations with major universities and the timing thereof; and BioTime’s ability to increase presence and engagement with the patient, physician and advocacy communities and the timing thereof. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause BioTime’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements in this press release, including, without limitation, risk and uncertainties related to: BioTime’s ability to raise additional capital when and as needed, to advance its product candidates; BioTime’s ability to develop and commercialize product candidates; the failure or delay in starting, conducting and completing clinical trials or obtaining FDA or foreign regulatory approval for BioTime’s product candidates in a timely manner; the therapeutic potential of BioTime’s product candidates, and the disease indications for which BioTime intends to develop its product candidates; BioTime’s ability to conduct and design successful clinical trials, to enroll a sufficient number of patients, to meet established clinical endpoints, to avoid undesirable side effects and other safety concerns, and to demonstrate sufficient efficacy of its product candidates; developments by BioTime competitors that make BioTime’s product candidates less competitive or obsolete; BioTime’s ability to manufacture its product candidates for clinical development and, if approved, for commercialization, and the timing and costs of such manufacture; the performance of third parties in connection with the development and manufacture of BioTime’s product candidates, including third parties conducting clinical trials as well as third-party suppliers and manufacturers; the potential of BioTime’s cell therapy platform, and BioTime’s plans to apply its platform to research, develop and commercialize our product candidates; BioTime’s ability, and the ability of its licensors, to obtain, maintain, defend and enforce intellectual property rights protecting BioTime’s product candidates, and BioTime’s ability to develop and commercialize its product candidates without infringing the proprietary rights of third parties; BioTime’s ability to recruit and retain key personnel; and BioTime’s ability to successfully integrate the operations of Asterias into BioTime. BioTime’s forward-looking statements are based upon its current expectations and involve assumptions that may never materialize or may prove to be incorrect. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of BioTime’s risks and uncertainties, you are encouraged to review its documents filed with the SEC including its recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. BioTime undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

BioTime Inc. IR

Ioana C. Hone

ir@biotimeinc.com

(510) 871-4188

Solebury Trout IR

Gitanjali Jain Ogawa

Gogawa@troutgroup.com

(646) 378-2949

Tables to follow

BIOTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,011	$23,587
Marketable equity securities	9,085	7,154
Trade accounts and grants receivable, net	1,402	767
Receivables from affiliates, net	-	2,112
Prepaid expenses and other current assets	2,158	2,738
Total current assets	30,656	36,358

NONCURRENT ASSETS
Property and equipment, net	8,918	5,835
Deposits and other long-term assets	890	505
Promissory note from Juvenescence	22,482	22,104
Equity method investment in OncoCyte, at fair value	57,963	20,250
Equity method investment in Asterias, at fair value	-	13,483
Goodwill	12,977	-
Intangible assets, net	49,829	3,125
TOTAL ASSETS	$183,715	$101,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,336	$6,463
Financing lease and right-of-use lease liabilities, current portion	954	237
Promissory notes, current portion	18	70
Deferred grant revenue	43	42
Liability classified warrants, current portion	372	-
Total current liabilities	8,723	6,812

LONG-TERM LIABILITIES
Deferred tax liability	8,581	-
Deferred revenues, net of current portion	200	-
Deferred rent liabilities, net of current portion	-	244
Right-of-use lease liability, net of current portion	4,016	1,854
Financing lease, net of current portion	103	104
Liability classified warrants, net of current portion, and other long-term liabilities	856	400
TOTAL LIABILITIES	22,479	9,414

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred shares, no par value, authorized 2,000 shares; none issued and outstanding as of March 31, 2019 and December 31, 2018	-	-
Common shares, no par value, 250,000 shares authorized; 149,388 shares issued and outstanding as of March 31, 2019 and 127,136 shares issued and outstanding as of December 31, 2018	384,553	354,270
Accumulated other comprehensive income	694	1,426
Accumulated deficit	(222,403)	(261,856)
BioTime, Inc. shareholders’ equity	162,844	93,840
Noncontrolling interest (deficit)	(1,608)	(1,594)
Total shareholders’ equity	161,236	92,246
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$183,715	$101,660

BIOTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
REVENUES:
Grant revenue	$749	$326
Royalties from product sales and license fees	86	136
Subscription and advertisement revenues	-	239
Sale of research products and services	93	-
Total revenues	928	701

Cost of sales	(68)	(109)

Gross profit	860	592

OPERATING EXPENSES:
Research and development	4,961	5,935
Acquired in-process research and development	-	800
General and administrative	8,660	6,044
Total operating expenses	13,621	12,779
Loss from operations	(12,761)	(12,187)
OTHER INCOME/(EXPENSES):
Interest income, net	442	52
Gain on sale of equity method investment in Ascendance	-	3,215
Gain (loss) on equity method investment in OncoCyte at fair value	37,713	(37,419)
Gain (loss) on equity method investment in Asterias at fair value	6,744	(17,398)
Unrealized gain on marketable equity securities	1,931	215
Change in fair value of warrant liability	37	-
Other income (expense), net	806	(176)
Total other income (expense), net	47,673	(51,511)
INCOME/(LOSS) BEFORE INCOME TAXES	34,912	(63,698)

Deferred income tax benefit	4,384	-

NET INCOME/(LOSS)	39,296	(63,698)

Net loss attributable to noncontrolling interest	14	150

NET INCOME/(LOSS) ATTRIBUTABLE TO BIOTIME, INC.	$39,310	$(63,548)

NET INCOME/(LOSS) PER COMMON SHARE:
BASIC	$0.30	$(0.50)
DILUTED	$0.30	$(0.50)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
BASIC	132,865	126,869
DILUTED	132,869	126,869

Non-GAAP Financial Measures

This press release includes: (1) operating expenses prepared in accordance with accounting principles generally accepted in the United States (GAAP); (2) operating expenses, by entity, prepared in accordance with GAAP; (3) operating expenses not prepared in accordance with GAAP (non-GAAP operating expenses); and (4) non-GAAP operating expenses, by entity. In particular, this press release includes both (a) non-GAAP total operating expenses, adjusted to exclude noncash stock-based and other compensation, depreciation and amortization expense; Asterias transaction related costs and acquired in-process research and development expense incurred by AgeX Therapeutics, Inc. (AgeX), considered to be nonrecurring items, and (b) non-GAAP operating expenses, by entity, to exclude those same charges by the respective entities for consistency. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, BioTime believes the presentation of non-GAAP total operating expenses and non-GAAP operating expenses, by entity, when viewed in conjunction with its GAAP total operating expenses and GAAP operating expenses by entity, respectively, is helpful in understanding BioTime’s ongoing operating expenses and its programs within various entities, including BioTime’s programs in clinical development.

Management uses these non-GAAP financial measures in the aggregate and on an entity basis to establish budgets and operational goals, to manage BioTime’s business and to evaluate its performance and its programs in clinical development.

BioTime, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measure

Adjusted Operating Expenses

	Amounts In Thousands
	For the Three Months Ended
	March 31, 2019 (unaudited)	March 31, 2018 (unaudited)
GAAP Operating Expenses - as reported (1)	$13,621	$12,779
Stock-based and other noncash compensation expense (2)	(1,440)	(1,319)
Depreciation and amortization expense (2)	(768)	(873)
Transaction related costs (3)	(3,468)	-
Acquired AgeX in-process research and development expense (4)	-	(800)
Non-GAAP Operating Expenses, as adjusted	$7,945	$9,787

GAAP Operating Expenses - by entity (1)
BioTime and subsidiaries other than AgeX Therapeutics, Inc.(5)	$13,621	$9,098
AgeX Therapeutics Inc. and subsidiaries (6)	-	3,681
GAAP Operating Expenses - by entity	$13,621	$12,779

Non-GAAP Operating Expenses - as adjusted, by entity
BioTime and subsidiaries other than AgeX Therapeutics, Inc.(5)	$7,945	$7,303
AgeX Therapeutics Inc. and subsidiaries (6)	-	2,484
Non-GAAP Operating Expenses - as adjusted, by entity	$7,945	$9,787

(1)	Beginning on August 30, 2018, BioTime deconsolidated AgeX’s results and therefore BioTime’s results will not include AgeX’s results for periods after August 30, 2018.
(2)	Noncash charges.
(3)	One-time transaction related expenses due to the Asterias acquisition.
(4)	AgeX acquired certain in-process research and development in March 2018, considered to be a nonrecurring item. See note (1).
(5)	BioTime includes Cell Cure Neurosciences Ltd, ES Cell International Pte. Ltd. and OrthoCyte Corporation. For the three months ended March 31, 2019 and 2018, the GAAP and non-GAAP operating expenses do not include grant revenues of $749,000 and $326,000, respectively, as grants are revenues for BioTime.
(6)	AgeX includes LifeMap Sciences Inc., LifeMap Sciences Ltd., and ReCyte Therapeutics, Inc. (see note (1).